UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _____)

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Catalyst Bancorp, Inc.

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April 11, 2023

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Catalyst Bancorp, Inc. The meeting will be held at our headquarters, located at 235 North Court Street, Opelousas, Louisiana, 70570, on Tuesday, May 16, 2023 at 8:00 a.m., Central time. The matters to be considered by shareholders at the annual meeting are described in the accompanying materials.

It is very important that your shares be voted at the annual meeting regardless of the number you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors and all of the employees of Catalyst Bancorp, I thank you for your continued interest and support.

Sincerely,

Joseph B. Zanco

President and Chief Executive Officer

CATALYST BANCORP, INC. 235 North Court Street Opelousas, Louisiana 70570 (337) 948-3033
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TIME	8:00 a.m., Central time, Tuesday, May 16, 2023
PLACE	Catalyst Bank 235 North Court Street Opelousas, Louisiana 70570
ITEMS OF BUSINESS
(1)
To elect two directors for a three-year term expiring in 2026, and until their successors are elected and qualified;
(2)
To ratify the appointment of Castaing, Hussey & Lolan, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

To transact such other business, as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE	Holders of Catalyst Bancorp common stock of record at the close of business on March 27, 2023, are entitled to vote at the meeting.
ANNUAL REPORT	Our 2022 Annual Report to Shareholders is enclosed but is not a part of the proxy solicitation materials.
PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction form sent to you or voting electronically over the Internet. Most shareholders whose shares are held in “street” name with a broker or other nominee can also vote their shares by telephone. If telephone voting is available to you, voting instructions are printed on the voting instruction form you received. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS Ted D. Bellard Corporate Secretary

Opelousas, Louisiana April 11, 2023

CATALYST BANCORP, INC.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to holders of common stock of Catalyst Bancorp, Inc., the parent holding company of Catalyst Bank. Proxies are being solicited on behalf of our Board of Directors for use at the Annual Meeting of Shareholders to be held at our corporate headquarters located at 235 North Court Street, Opelousas, Louisiana 70570 on Tuesday, May 16, 2023 at 8:00 a.m., Central time, and at any adjournment thereof for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This proxy statement is first being mailed to shareholders on or about April 11, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 16, 2023. This proxy statement and our 2022 Annual Report are available on our website at:

https://catalystbank.investorroom.com/annual-meeting.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the attached Notice of Annual Meeting of Shareholders, including the election of directors and the ratification of our independent registered public accounting firm. In addition, management may report on the performance of Catalyst Bancorp and respond to questions from shareholders.

Who is entitled to vote?

Only our shareholders of record as of the close of business on the voting record date for the annual meeting, March 27, 2023, are entitled to vote at the meeting. On the record date, we had 5,058,612 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I vote my shares?

After you have carefully read this proxy statement, indicate on your proxy card or voting instruction form how you want your shares to be voted. Then sign, date and mail your proxy card or voting instruction form in the enclosed prepaid return envelope or vote electronically over the Internet as soon as possible. You may also vote by telephone if indicated on your voting instruction form. This will enable your shares to be represented and voted at the annual meeting.

Voting instructions from participants in the Catalyst Bancorp, Inc. Employee Stock Ownership Plan and Catalyst Bank 401(k) Plan must be received by Internet by 11:59 p.m. Eastern time on Tuesday, May 9, 2023 or by mail to be received by May 9, 2023, to be used by the plan Trustees to determine the votes for plan shares.

If my shares are held in “street name” by my broker, could my broker automatically vote my shares?

Your broker may not vote on the election of directors if you do not furnish instructions for such proposal. You should use the voting instruction form or broker card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares may not be voted or may be considered “broker non-votes.”

Your broker may vote in his or her discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.  If your broker votes in his or her discretion on proposal two and you did not provide instructions for proposal one, then your shares will be considered “broker non-votes” on proposal one.

Can I attend the meeting and vote my shares in person?

All shareholders are invited to attend the annual meeting. Shareholders of record can vote in person at the annual meeting. If your shares are held in “street name,” then you are not the shareholder of record and you must ask your broker or other nominee about how you can vote at the annual meeting.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy card.

●	First, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.
●	Second, you may send a written notice to the Secretary of Catalyst Bancorp, Inc., Mr. Ted D. Bellard, Corporate Secretary, Catalyst Bancorp, Inc., 235 North Court Street, Opelousas, Louisiana 70570, in advance of the meeting stating that you would like to revoke your proxy.
●	Third, you may attend the annual meeting and vote in person. Any earlier proxy will be revoked. However, attending the annual meeting without voting in person will not revoke your proxy.

If your shares are held in street name and you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the votes that all shareholders are entitled to cast at the annual meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote (i) FOR the nominees for director described herein, and (ii) FOR ratification of the appointment of Castaing, Hussey & Lolan, LLC as our independent registered public accounting firm for the year ending December 31, 2023.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy. If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the annual meeting and any adjournment of the annual meeting and will not be used for any other meeting.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast with a quorum, a majority of the outstanding shares entitled to vote represented in person or by proxy, present. The two persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the annual meeting will be elected directors. The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the annual meeting is required for the approval of the proposal to ratify the appointment of our independent registered public accounting firm for the year ending December 31, 2023. Abstentions and broker non-votes are considered in determining the presence of a quorum, but will not affect the vote required on the proposals to be considered at the Annual Meeting.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors (Proposal One)

Our Articles of Incorporation provide that the Board of Directors will be divided into three classes as nearly equal in number as the then total number of directors constituting the Board of Directors permits. The directors are elected by our shareholders for staggered terms, and until their successors are elected and qualified. At the annual meeting, shareholders of Catalyst Bancorp will be asked to elect one class of directors, consisting of two directors, for a three-year term expiring in 2026, and until their successors are elected and qualified.

Our Nominating and Corporate Governance Committee has recommended the re-election of Messrs. Lafleur and Scruggins as directors. No director is related to any other director or executive officer by first cousin or closer. Each nominee and each director whose term continues currently serves as a director of Catalyst Bancorp and its subsidiary, Catalyst Bank.

Unless otherwise directed, each proxy card signed and returned by a shareholder will be voted for the election of the nominees for director listed in the table below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed in the table below may not be able to serve as a director if elected.

The tables below and on the following page present information concerning the nominees for director and each director whose term continues, including tenure as a director. Terms as directors for all directors include service as a director of Catalyst Bank prior to the formation of Catalyst Bancorp in 2021. Ages are reflected as of March 27, 2023.

Nominees for Director for a Three-Year Term Expiring in 2026

Name	Age and Principal Occupation During the Past Five Years/ Public Directorships

Frederick R. Lafleur

Director. Retired CPA. President and Chief Executive Officer of Savoie’s Sausage & Food Products, Inc. (“Savoie’s”) since October 2019. Prior thereto, Executive Vice President and Chief Operations Officer of Savoie’s from January 2016 through September 2019. Age 64.

Mr. Lafleur brings management and leadership experience to the board as the Chief Executive Officer of a food processing and distribution company located in Opelousas, Louisiana. Mr. Lafleur serves on the Board of Directors of Vision St. Landry. He is a member of the American Institute of CPAs. Director of Catalyst Bank since 2016.

Matthew L. Scruggins

Director. Supervisor of Personnel, St. Landry Parish School System since 2009. Age 54.

Mr. Scruggins brings oversight experience to the board as supervisor of employees and staffing and oversight of payroll and benefits for the local St. Landry Parish School System. Mr. Scruggins is a member of the Louisiana State Association of School Personnel Administrators. Director of Catalyst Bank since 2014.

The Board of Directors recommends that you vote FOR election of the nominees for Director.

Directors Whose Terms Are Continuing

Directors Whose Terms Expire in 2024

Name	Age and Principal Occupation During the Past Five Years/ Public Directorships

Ted D. Bellard

Director and Secretary. President and owner of Targil, Inc., a seasoning supply company located in Opelousas, Louisiana since July 1995. Age 54.

Mr. Bellard brings business and management expertise to the board as the owner of local businesses in the communities served by Catalyst Bank. Director of Catalyst Bank since 2014.

Craig C. LeBouef, MBA, CPA, CFP

Director. Partner of Going, Sebastien, Fisher & Lebouef, LLP and Owner of Craig C. Lebouef CPA, LLC Opelousas, Louisiana, since September 1994 and December 2008, respectively. Age 64.

Mr. LeBouef brings to the board a broad knowledge in accounting and financial management and expertise in investment management and personal financial planning. Mr. LeBouef serves on the Board of Directors and was past President of the St. Landry-Evangeline United Way. He is a member of the American Institute of CPAs and the Society of Louisiana CPAs. He is a current member and past President of the Rotary Club of Opelousas. Director of Catalyst Bank since 2017.

Joseph B. Zanco, CPA, CIA

Director, President and Chief Executive Officer of Catalyst Bank since August 2020. Prior thereto, Executive Vice President and Chief Financial Officer of Home Bancorp, Inc. and Home Bank, National Association, Lafayette, Louisiana from April 2008 until August 2020. Mr. Zanco served as Controller and Principal Accounting Officer of IBERIABANK from February 2005 to April 2008. Age 53.

Mr. Zanco brings public company experience to the board as a former Chief Financial Officer of a publicly traded company headquartered in Lafayette, Louisiana. Mr. Zanco serves on the Board of Directors of the Louisiana Association of Business and Industry and is the Past Chairman of the Board of Directors of One Acadiana (the Greater Lafayette Chamber of Commerce). He is a former member of the Board of Trustees of Ochsner Lafayette General. Director of Catalyst Bank since January 2021.

Directors Whose Terms Expire in 2025

Name	Age and Principal Occupation During the Past Five Years/ Public Directorships

Todd A. Kidder

Chairman of the Board of Catalyst Bank since December 2016. Engineering Technician, Louisiana State Department of Transportation since July 1987.

Age 58.

Mr. Kidder brings management expertise to the board as a utility relocation specialist responsible for coordinating the relocation of utilities in connection with state highway projects in an eight Parish area in Louisiana. Mr. Kidder serves as a committee member of the Opelousas General Health System Foundation and the Opelousas Chapter of Ducks Unlimited. Director of Catalyst Bank since 2009.

Kirk E. Kleiser

Director. Senior Managing Principal and Founder of K & G On the Geaux LLC and Kleiser Enterprises, Inc., convenience food stores located in Upper Lafayette, Louisiana. Managing Member of All in G.S. LLC, Real Estate Holding Company. Age 67.

Mr. Kleiser brings to the board experience in business planning and small business development as well as knowledge of the communities served by Catalyst Bank. Mr. Kleiser is a member of the Carencro Business Association and is a past member of the Chevron National Dealer Council. Director of Catalyst Bank since January 2021.

Executive Officers Who Are Not Also Directors

Set forth below is information with respect to the principal occupations during the last five years for the three executive officers of Catalyst Bancorp and/or our subsidiary, Catalyst Bank, who do not also serve as directors of Catalyst Bancorp. Ages are reflected as of March 27, 2023.

Jacques L. J. Bourque, CPA, MBA, age 30, has served as Chief Financial Officer of Catalyst Bank and Catalyst Bancorp since February 2022. Mr. Bourque joined the company as Treasurer in October 2021. Previously, Senior Accountant for Home Bank, N.A., Lafayette, Louisiana, from October 2018 to October 2021. Prior thereto, Staff Auditor for Postlethwaite & Netterville from June 2018 to October 2018, and Internal Auditor for Home Bank, N.A. from January 2017 to May 2018.

Simone S. Perry, age 50 has served as Senior Vice President and Chief Credit Officer of Catalyst Bank since April 2021. Previously, Senior Vice President and Commercial Underwriting Manager for Iberiabank, Lafayette, Louisiana, from October 2009 through March 2021. Prior thereto, Business Lender, Commercial Underwriter and Portfolio Manager for Whitney Bank in Lafayette and Baton Rouge, Louisiana from October 1999 through October 2009.

Amanda Quebedeaux, age 49, has served as Senior Vice President and Director of Operations of Catalyst Bank since February 2022. Previously, Vice President and Director of Operations of Catalyst Bank since June 2021. Prior thereto, Vice President, Client Solutions System Administrator Manager, Hancock Whitney Bank and Senior Vice President, Director of Loan Operations, MidSouth Bank, a subsidiary of MidSouth Bancorp from 2004 to October 2018.

Committees and Meetings of the Board of Directors

The Board of Directors of Catalyst Bancorp has established a Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2022, the Board of Directors of Catalyst Bancorp held eight meetings. Mr. Bellard attended fewer than 75% of the total number of Board meetings and committee meetings on which he served that were held during this period. The Board of Directors has determined that a majority of its members are independent directors as “independent director” is defined in the Nasdaq listing standards. Our independent directors are Messrs. Kidder, Bellard, Kleiser, Lafleur, LeBouef and Scruggins.

Audit Committee. The primary purpose of the Audit Committee, as set forth in the committee’s charter, is to assist the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices. The Audit Committee reviews with management and the independent auditors the systems of internal control, reviews the annual financial statements, including the Annual Report on Form 10-K, and monitors our adherence in accounting and financial reporting to generally accepted accounting principles. The Board of Directors has identified Mr. LeBouef as a member of the Audit Committee who meets the Securities and Exchange Commission’s definition of audit committee financial expert. The Board of Directors believes that all of the Audit Committee members have sufficient expertise to fulfill their fiduciary duties.

The Audit Committee meets on an as needed basis and met four times in 2022. The Board of Directors and the Audit Committee adopted an Audit Committee Charter which is available on our website at www.catalystbank.com under the “Investor Relations” heading.

Compensation Committee. The Compensation Committee reviews the compensation of our executive officers and met four times in 2022. No member of the Compensation Committee is a current or former officer or employee of Catalyst Bancorp or Catalyst Bank. The Compensation Committee has adopted a written charter which is available on our website at www.catalystbank.com under the “Investor Relations” heading.

Nominating and Corporate Governance Committee. Nominations for director of Catalyst Bancorp are reviewed by the Nominating and Corporate Governance Committee and submitted to the full Board of Directors for approval. The Nominating and Corporate Governance Committee did not meet during 2022. The Charter of the Nominating and Corporate Governance Committee is available on our website at www.catalystbank.com under the “Investor Relations” heading.

Committee Membership. The following table sets forth the membership of the committees as of the date of this proxy statement.

Nominating and
Director	Audit	Compensation	Corporate Governance
Todd A. Kidder	*	*	**
Kirk E. Kleiser		*
Frederick R. Lafleur			*
Craig C. LeBouef	**		*
Matthew L. Scruggins	*	**

*	Member
**	Chair

Board Leadership Structure

Our Board of Directors is led by a Chairman selected by the Board from time to time. Presently, Mr. Kidder serves as Chairman of the Board. Other than Mr. Zanco, our President and Chief Executive Officer, all of our other directors are independent.

The Board of Directors has determined that the separation of the offices of Chairman of the Board and President enhances Board independence and oversight. Further, the separation of the Chairman of the Board permits the President and Chief Executive Officer to better focus on his responsibilities of managing the daily operations of Catalyst Bancorp and Catalyst Bank, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing independent oversight and advice to management. Mr. Kidder is an independent director under the rules of the Nasdaq Stock Market.

Board’s Role in Risk Oversight

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, cybersecurity risk and reputational risk. Management is responsible for the day-to-day management of the risks Catalyst Bancorp and Catalyst Bank face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board of Directors regularly discusses with management our major risk exposures, their potential impact on our business and steps taken to address them.

Members of senior management regularly attend meetings of the Board of Directors and address any questions or concerns raised by the Board on risk management or other matters. The Board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as Catalyst Bank’s lending and investment policies, ratification or approval of investments and loans exceeding certain thresholds, and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets. In addition, members of management keep the Board informed of the state of our cybersecurity posture and any developments or incidents related to our cybersecurity exposure.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend, absent a valid reason for not doing so. Six of our seven directors attended our  annual meeting of shareholders held on May 17, 2022.

Director Nominations

The Nominating and Corporate Governance Committee’s charter sets forth certain criteria the committee may consider when recommending individuals for nomination to the Board including:

●	ensuring that the Board of Directors, as a whole, is diverse by considering:
o	individuals with various and relevant career experience;
o	relevant technical skills;
o	industry knowledge and experience;
o	financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the U.S. Securities and Exchange Commission); and
o	local or community ties, and
●	minimum individual qualifications, including:
o	strength of character;
o	mature judgment;
o	familiarity with our business and industry;
o	independence of thought; and
o	an ability to work collegially.

The committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. The Nominating and Corporate Governance Committee will also consider candidates for director suggested by other directors, as well as our management and shareholders. A shareholder who desires to recommend a prospective nominee for the Board of Directors should notify our Corporate Secretary in writing providing whatever supporting material the shareholder considers appropriate. Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations which are described under “Shareholder Proposals, Nominations and Communications with the Board of Directors.”

Director Compensation

Director Compensation Table. The following table sets forth total compensation paid to each director who served as a director of Catalyst Bancorp during 2022, other than Mr. Zanco whose compensation is set forth below under “Executive Compensation.”

	Board/Committee
	Fees Earned or Paid	Stock	Option	All Other
Name	in Cash	Awards (1)	Awards (1)	Compensation (2)	Total
Todd A. Kidder	$39,000	$112,571	$92,215	$2,275	$246,061
Ted D. Bellard	39,000	112,571	92,215	690	244,476
Kirk E. Kleiser	31,200	112,571	92,215	—	235,986
Frederick R. Lafleur	31,200	112,571	92,215	788	236,774
Craig C. LeBouef	36,000	112,571	92,215	788	241,574
Matthew L. Scruggins	36,000	112,571	92,215	2,751	243,537

(1)	These amounts represent the aggregate grant date fair value of stock awards and option grants during the year ended December 31, 2022, in accordance with FASB ASC Topic 718. The assumptions used for calculating the grant date fair value are set forth in Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not represent actual amounts paid to or realized by our directors for these awards during fiscal year 2022. As of December 31, 2022, each of our non-employee directors held the following aggregate number of unvested stock awards and outstanding options:

	Aggregate Number of Equity Awards
	Outstanding at Fiscal Year End
Name	Stock Awards	Option Awards
Todd A. Kidder	8,464	21,160
Ted D. Bellard.	8,464	21,160
Kirk E. Kleiser.	8,464	21,160
Frederick R. Lafleur	8,464	21,160
Craig C. LeBouef	8,464	21,160
Matthew L. Scruggins	8,464	21,160

(2)	Includes premiums paid for supplemental health insurance benefits for all directors other than Mr. Kleiser and premiums paid for long term care coverage for Messrs. Kidder and Scruggins (the Bank pays premiums for supplemental long term healthcare insurance for non-employee directors whose services commenced prior to 2015).

Narrative to Director Compensation Table. Each director of Catalyst Bank currently receives $2,000 monthly, regardless of meeting attendance, and $600 and $400 per month for loan and audit committee membership, respectively. Directors did not receive a discretionary annual bonus for the 2022 fiscal year. The Chairman and Secretary receive an additional $250 per month. Each of the current directors of Catalyst Bancorp also serves as a director of Catalyst Bank. No additional director fees are being paid to directors for their service on the Catalyst Bancorp Board of Directors.

In September 2022, members of the Board of Directors received stock options and stock awards under the Catalyst Bancorp, Inc. 2022 Stock Option Plan and the Catalyst Bancorp, Inc. 2022 Recognition and Retention Plan and Trust Agreement. Each of our non-employee directors received 21,160 stock options and 8,464 stock awards. All of the September 2022 stock options and stock awards are vesting at a rate of 20% per year commencing on the one-year anniversary of the date of grant, September 1, 2023.

Transactions With Related Persons

Catalyst Bank offers extensions of credit to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and other purposes. These loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Catalyst Bank, and none of such loans involve more than the normal risk of collectability or present other unfavorable features.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as Catalyst Bank, to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by Catalyst Bank to its President and Chief Executive Officer and our other two highest paid executive officers whose compensation exceeded $100,000 for the years ended December 31, 2022 and 2021.

				Stock	Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Options (1)	Compensation (2)	Total

Joseph B. Zanco	2022	$300,000	$-	$281,428	$230,538	$95,133	$907,099
President and Chief Executive Officer (since August 17, 2020)	2021	267,538	100,000	-	-	83,206	450,744

Simone S Perry	2022	160,000	12,500	112,571	92,215	21,259	398,545
Senior Vice President and Chief Credit Officer (since April 5, 2021)	2021	113,846	40,000	-	-	3,051	156,897

Amanda Quebedeaux	2022	147,000	15,000	112,571	92,215	19,627	386,413
Senior Vice President and Director of Operations (since February 2, 2022)	2021	76,327	15,000	-	-	2,016	93,343

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of restricted stock and grants of stock options during the 2022 fiscal year. The assumptions used in valuing the restricted stock awards and stock option awards are set forth in Note 14 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2022.
(2)	All other compensation does not include amounts attributable to other miscellaneous benefits. The costs to Catalyst Bank of providing such benefits during fiscal 2022 did not exceed $10,000 for any individual officer. Includes for Mr. Zanco, an annual vehicle allowance of $18,000, life insurance premiums of $25,600 and reimbursement of taxes of $16,043 under his Restricted Executive Benefit Agreement. Includes the fair market value, based on a closing price of $12.70 on December 31, 2022, of the shares of Catalyst Bancorp common stock allocated to the employee stock ownership plan accounts of all executive officers, and life insurance premiums, AD&D and matching contributions under Catalyst Bank’s 401(k) retirement plan.

Narrative to Summary Compensation Table. The board of directors approved Mr. Zanco’s base salary of $260,000 in 2020, which increased to $300,000 after completion of the conversion in October 2021. The dollar amount of total salary was based on the board’s perception of the local market for chief executive officer compensation and was intended to ensure that Catalyst Bank remained competitive in attracting and retaining a qualified chief executive officer. Catalyst Bank does not maintain a written bonus plan, although we have historically paid bonuses to our employees. Mr. Zanco received a $100,000 bonus in 2021 upon completion of the conversion pursuant to the terms of his employment agreement. Mr. Zanco’s Restricted Executive Benefit Agreement provides that Catalyst Bank pays the annual premium of $25,600 plus reimbursement of the related tax obligation on a $750,000 (face amount) life insurance policy owned by Mr. Zanco. Mr. Zanco will become vested in the cash value of the policy over 10 years commencing on December 31, 2024. Mr. Zanco is also provided with a monthly vehicle allowance of $1,500 and health insurance premium for Mr. Zanco and his eligible family members.

In September 2022, Mr. Zanco received stock options and stock awards under the Catalyst Bancorp, Inc. 2022 Stock Option Plan and the Catalyst Bancorp, Inc. 2022 Recognition and Retention Plan and Trust Agreement. Mr. Zanco received 52,900 stock options and 21,160 stock awards. All of the September 2022 stock options and stock awards are vesting at a rate of 20% per year commencing on the one-year anniversary of the date of grant, September 1, 2023.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth outstanding equity awards at December 31, 2022 to our named executive officers.

	Options Awards (1)				Stock Awards
	Number of Securities				Number of Shares	Market Value of
	Underlying			Options	or Units of Stock	Shares of Units of
	Unexercised Option		Exercise	Expiration	That Have not	Stock That Have
Name	Exercisable	Unexercisable	Price	Date	Vested (2)	Not Vested (3)
Joseph B. Zanco	—	52,900	$13.30	09/01/2032	21,160	$268,732
Simone S. Perry	—	21,160	13.30	09/01/2032	8,464	107,493
Amanda Quebedeaux	—	21,160	13.30	09/01/2032	8,464	107,493

(1)	Granted pursuant to Catalyst Bancorp, Inc. 2022 Stock Options Plan and vesting at a rate of 20% per year commencing on September 1, 2023.
(2)	Granted Pursuant to the Catalyst Bancorp, Inc. 2022 Recognition and Retention Plan and Trust Agreement and vesting at a rate of 20% per year commencing on September 1, 2023.
(3)	Calculated by multiplying the closing market price of our common stock on December 31, 2022, which was $12.70, by the applicable number of shares of common stock underlying the executive officer’s stock award.

Employment Agreement

Catalyst Bank has entered into an employment agreement with Mr. Zanco. Pursuant to the agreement, Mr. Zanco serves as President and Chief Executive Officer for a term of three years ending August 17, 2023. Prior to the expiration of the term of the agreement, the board of directors will review the agreement to determine whether to extend the term of the employment agreement for three additional years or such other time period mutually agreed upon. The employment agreement provides for an initial base salary of $260,000, which increased to $300,000 after completion of the conversion in October 2021. Mr. Zanco’s base salary may be increased at the discretion of the Board of Directors of Catalyst Bank.

The employment agreement provided that Catalyst Bank will offer Mr. Zanco the maximum allocation allowed for stock options and restricted stock awards under any established stock-based benefit plan (currently 25% of the stock compensation pools). In addition to life insurance benefits applicable for all employees, Mr. Zanco receives additional life insurance of $500,000 payable to his spouse or other beneficiary upon his death. The employment agreement provides that Mr. Zanco will receive a supplemental benefit of $750,000 vesting over 15 years pursuant to his Restricted Executive Benefit Agreement.

The employment agreement is terminable with or without cause by Catalyst Bank. Mr. Zanco has no right to compensation or other benefits pursuant to the employment agreement for any period after termination for cause, as defined in the agreement. The employment agreement provides that in the event of an involuntary termination of employment (including a voluntary termination by Mr. Zanco as a result of a material breach of the agreement by Catalyst Bank or for “good reason”, including a change in the executive’s position, salary or duties without his consent), Mr. Zanco would be entitled to (1) a lump sum cash severance payment which is equal to twelve months of his base salary as of the date of termination, subject to Mr. Zanco executing a release of any claims against Catalyst Bank or its affiliates and (2) continued health insurance coverage until the earlier of twelve months or the date he receives substantially similar benefits from another employer.

The employment agreement provides that if Mr. Zanco’s employment terminates without cause or with good reason on the effective date of a change in control, as defined in the agreement, or within 30 calendar days after a change in control, then Mr. Zanco would be entitled to (1) a lump sum cash severance payment equal to 36 months of the greater of his base salary at the time of the change in control or the date of his termination and (2) continued health insurance coverage until the earlier of 36 months or the date he receives substantially similar benefits from another employer. If the agreement terminates as a result of Mr. Zanco’s death, his estate or beneficiary will be paid his base salary for twelve weeks and continued health coverage for his family over the same period.

Retirement Benefits

Retirement benefits are an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry. Our executive compensation program currently includes (i) a 401(k) profit sharing plan which enables our employees to supplement their retirement savings with elective deferral contributions and permits matching and discretionary contributions by us, and (ii) an employee stock ownership plan that allows participants to accumulate retirement benefits in the form of employer stock at no current cost to the participant.

401(k) Plan. Catalyst Bank sponsors the Catalyst Bank 401(k) Plan, which is a qualified, tax-exempt defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. An employee of Catalyst Bank is eligible to become a participant in the plan after completing one month of employment in which the employee completed at least 83.3 hours of service. Eligible employees are entitled to enter the 401(k) plan on a monthly basis.

Under the 401(k) plan, during 2022 participants were permitted to make salary deferral contributions (in whole percentages) up to the maximum percentage of compensation allowed by law ($20,500 for 2022). Participants who are age 50 or older are permitted to make “catch up” contributions to the plan up to $6,500 (for 2022, as indexed annually). During 2022, Catalyst Bank contributed a matching contribution amount up to 4% of the participant’s annual compensation.

Upon termination of employment, including following retirement or disability, a participant may withdraw his or her vested account balance or defer commencement of the receipt of benefits until April 1 of the calendar year following the later of (i) the calendar year in which the participant reaches age 72 if the participant was born before 1951, age 73 for those born during the period January 1, 1951 through and including December 31, 1959, or age 75 for those born on or after January 1, 1960, or (ii) the calendar year in which he or she retires. Normal retirement age under the 401(k) plan is age 65. A participant may elect a single lump sum payment or annual installments over a period not in excess of the participant’s remaining life expectancy. If a participant dies prior to receipt of the entire value of his or her 401(k) plan account, the beneficiary can elect from among the benefit payment forms available under the 401(k) plan, including a lump sum distribution, installment payments and life expectancy distributions.

Employee Stock Ownership Plan. Catalyst Bancorp has established an employee stock ownership plan for our employees who have been credited with at least 1,000 hours of service during a 12-month period. As part of the conversion offering completed in October 2021, the employee stock ownership plan purchased 8.0% of the common stock issued in the conversion, or 423,200 shares, from Catalyst Bancorp utilizing a loan equal to 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. The loan to the employee stock ownership plan, which has a term of 20 years, is being repaid principally from Catalyst Bank’s contributions to the employee stock ownership plan, and the collateral for the loan is the common stock purchased by the employee stock ownership plan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Catalyst Bancorp or upon the sale of treasury shares by Catalyst Bancorp.

Shares purchased by our employee stock ownership plan with the loan proceeds are held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan are allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation, consisting of salary and bonus, to the total of such compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Account balances of participants in the employee stock ownership plan will be 100% vested after five years of service. Credit is given for years of service with Catalyst Bank prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Two)

Our Audit Committee has appointed Castaing, Hussey & Lolan, LLC independent registered public accounting firm, to perform the audit of Catalyst Bancorp’s financial statements for the year ending December 31, 2023, and further directed that their selection be submitted for ratification by the shareholders at the annual meeting.

We have been advised by Castaing, Hussey & Lolan that neither that firm nor any of its associates has any relationship with Catalyst Bancorp or Catalyst Bank other than the usual relationship that exists between independent registered public accounting firms and their clients. Castaing, Hussey & Lolan will have one or more representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

In determining whether to appoint Castaing, Hussey & Lolan as our independent registered public accounting firm, the Audit Committee considered whether the provision of services, other than auditing services, by Castaing, Hussey & Lolan is compatible with maintaining their independence. Each new engagement of Castaing, Hussey & Lolan was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

The Audit Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by it to Catalyst Bancorp. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit Committee separately approves other individual engagements as necessary. The chair of the Audit Committee has been delegated the authority to approve audit-related and non-audit related services in lieu of the full Audit Committee and presents all such previously-approved engagements to the full Audit Committee.

Audit Fees

The following table sets forth the aggregate fees billed by Castaing, Hussey & Lolan for professional services in connection with the audit of our financial statements for the years ended December 31, 2022 and 2021 and fees paid by us to Castaing, Hussey & Lolan for audit-related services rendered by Castaing, Hussey & Lolan during fiscal 2022 and 2021.

	Year Ended December 31,
	2022	2021
Audit Fees(1)	$94,500	$84,500
Audit-related fees(2)	-	119,795
Tax fees	-	-
All other fees(3)	4,125	7,905
Total	$98,625	$212,200

(1)	Audit fees consist of fees for professional services rendered for the audit of our financial statements, review of financial statements included in Catalyst Bancorp’s quarterly reports, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees for 2021 consist of fees incurred in connection with the review of registration statements in connection with the mutual to stock conversion of Catalyst Bank completed in 2021 and for 2021 and 2020, fees related to the re-audit of the 2019 financial statements.
(3)	All other fees consist of other permissible services by an independent registered public accounting firm, including review of management’s accounting for certain items during the year.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Castaing, Hussey & Lolan as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed Catalyst Bancorp’s audited consolidated financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed in PCAOB Auditing Standard No. 16, (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant their independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Catalyst Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Craig C. LeBouef, Chair
Todd A. Kidder
Matthew L. Scruggins

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables below set forth, as of March 27, 2023 the voting record date, certain information as to our common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 who or which was known to us to be the beneficial owner of more than 5% of our issued and outstanding common stock, (b) our directors, (c) certain executive officers of Catalyst Bancorp and/or Catalyst Bank, and (d) all directors and executive officers as a group.

	Common Stock Beneficially Owned as
	of March 27, 2023(1)
Name of Beneficial Owner	Amount		Percentage
5% Owners:
Catalyst Bancorp, Inc. Employee Stock Ownership Plan Trust 235 North Court Street Opelousas, Louisiana 70570	422,130	(3)	8.3%

Directors:
Todd A. Kidder	28,464	(4)	*
Ted D. Bellard.	33,464	(5)	*
Kirk E. Kleiser.	35,164	(6)	*
Frederick R. Lafleur	33,464	(7)	*
Craig C. LeBouef	33,464	(8)	*
Matthew L. Scruggins	33,464	(9)	*
Joseph B. Zanco	49,270	(10)	1.0

Other Executive Officers:
Simone S. Perry	14,540	(11)	*
Amanda Quebedeaux	9,960	(12)	*
Jacques Bourque	3,078	(13)	*

All directors and executive officers as a group (10 persons)(2)	274,332	(14)	5.4%

*	Less than 1.0%
(1)	Based upon filings made with the Securities and Exchange Commission and information furnished by the respective individuals. Pursuant to regulations under the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (a) voting power, which includes the power to vote or to direct the voting of the shares, or (b) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. A person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options.

(Footnotes continued on following page)

(2)	Includes shares held in trust by Catalyst Bancorp’s 2022 Recognition and Retention Plan which have been awarded to the directors and officers.

Name	Restricted Stock
Directors:
Todd A. Kidder	8,464
Ted D. Bellard.	8,464
Kirk E. Kleiser.	8,464
Frederick R. Lafleur	8,464
Craig C. LeBouef	8,464
Matthew L. Scruggins	8,464
Joseph B. Zanco	21,160

Other Executive Officers:
Simone S. Perry	8,464
Amanda Quebedeaux	8,464
Jacques Bourque	2,000

All directors and executive officers as a group (10 persons)	90,872

(3)	Ms. Jutta A. Codori acts as trustee of the Catalyst Bancorp, Inc. Employee Stock Ownership Plan Trust. As of March 27, 2023, 25,380 shares held in the plan trust were allocated to individual accounts established for participating employees and 396,750 shares were held, unallocated, for allocation in future years. In general, the allocated shares held in the plan trust as of March 27, 2023, will be voted by the plan trustees in accordance with the instructions of the participants. Any unallocated shares are generally required to be voted by the plan trustees for or against proposals to shareholders in the same proportion as the shares of Company Stock which have been allocated to the accounts of individual participants and their beneficiaries are actually voted thereby, subject to each case to the fiduciary duties of the plan trustees and applicable law. The amount of our common stock beneficially owned by officers who serve as plan trustees and by all directors and executive officers as a group does not include the shares held by the plan trust other than shares specifically allocated to the individual officer’s account.
(4)	Includes 10,000 shares held by Mr. Kidder’s spouse.
(5)	Includes 10,000 shares held by Mr. Bellard’s spouse.
(6)	Includes 5,000 shares held by the K. Kleiser LLC of which Mr. Kleiser is the sole member, 1,000 shares held by the K & G on the GEAUX LLC of which Mr. Kleiser is a senior managing member and 90% owner, 2,500 shares held by Kleiser Enterprises, Inc. of which Mr. Kleiser is a senior managing member and 90% owner and 1,200 shares held by Mr. Kleiser’s spouse.
(7)	Includes 15,000 shares held by Mr. Lafleur’s spouse.
(8)	Includes 10,000 shares held by the Craig C. LeBeouf CPA LLC of which Mr. LeBouef is the sole managing member.
(9)	Includes 10,000 shares held by Mr. Scruggins’s spouse.
(10)	Includes 15,000 shares held by Mr. Zanco’s spouse, 642.6329 shares held in Mr. Zanco’s account in the 401(k) Plan and 2,467.2992 shares allocated to Mr. Zanco’s account in the employee stock ownership plan.
(11)	Includes 5,000 shares held jointly with Ms. Perry’s spouse and 1,076.3608 shares allocated to Ms. Perry’s account in the employee stock ownership plan.

(12)	Includes 996.4022 shares allocated to Ms. Quebedeaux’s account in the employee stock ownership plan.
(13)	Includes 100 shares held by Mr. Bourque’s son, 100 shares held by Mr. Bourque’s daughter, 286.7476 shares held in Mr. Bourque’s account in the 401(k) Plan and 590.8157 shares allocated to Mr. Bourque’s account in the employee stock ownership plan.
(14)	Includes an aggregate of 929.3805 shares of common stock held in the 401(k) Plan and 5,130.8779 shares of common stock which are held by the employee stock ownership plan on behalf of our executive officers as a group.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of Catalyst Bancorp, Inc.’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, or written representations from our officers and directors, we believe that during, and with respect to, 2022, all of our officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a).

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of Catalyst Bancorp relating to the next annual meeting of shareholders, which is expected to be held in May 2024, must be received at our principal executive offices located at 235 North Court Street, Opelousas, Louisiana 70570, Attention:  Ted D. Bellard, Corporate Secretary, no later than December 13, 2023. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting pursuant to Section 2.10 of our Bylaws, which provides that the shareholder must give timely notice thereof in writing to the Corporate Secretary. To be timely with respect to the annual meeting of shareholders expected to be held in May 2024, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 13, 2023. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting the information required by Article 9.D. of our Articles of Incorporation.

Shareholder Nominations. Our Bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or the Nominating Committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our annual meeting in 2024, this notice must be received by December 13, 2023. Each written notice of a shareholder nomination is required to set forth certain information specified in Article 6.F. of our Articles of Incorporation. We did not receive any shareholder nominations with respect to this annual meeting.

Other Shareholder Communications. Our Board of Directors has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Catalyst Bancorp, Inc., c/o Ted D. Bellard, Corporate Secretary, 235 North Court Street, Opelousas, Louisiana 70570.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders for the year ended December 31, 2022 accompanies this proxy statement. Such annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, we will furnish to any shareholder without charge a copy of our Annual Report on Form 10-K (without exhibits) for fiscal 2022 required to be filed with the Securities and Exchange Commission. In addition, upon written request, we will furnish copies of the exhibits to the Annual Report on Form 10-K for a fee that covers our reasonable expenses in furnishing such exhibits. Such written requests should be directed to Ted D. Bellard, Corporate Secretary, Catalyst Bancorp, 235 North Court Street, Opelousas, Louisiana 70570. The Form 10-K is not part of the proxy solicitation materials.

OTHER MATTERS

Management is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Catalyst Bancorp. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.